Exhibit 23.2

Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103
+1 215 988 2700 main
+1 215 988 2757 fax

February 4, 2025
Royal Caribbean Cruises Ltd. 1050 Caribbean Way
Miami, FL 33132

Re:    Form 10-K for Year Ended December 31, 2024
Dear Sirs and Mesdames:
You have asked for our opinion on certain U.S. Federal tax matters relating to Royal Caribbean Cruises Ltd. (the “Company”) and its direct and indirect subsidiaries. For purposes of rendering our opinion, we have, when relevant facts were not independently established, relied upon information provided by representatives of the Company.
Certain Factual Assumptions
In issuing our opinion, we have relied upon representations and/or publicly available information that:
(1)the Company and its direct and indirect wholly-owned subsidiaries that own, charter or operate a ship or ships consist of:
(a)corporations formed under the laws of Liberia;
(b)a United Kingdom company, a Cyprus company and certain Liberian companies (the “Disregarded Entities”) for each of which a valid and timely election has been filed with the Internal Revenue Service (the “IRS”) on Form 8832 to be classified as a disregarded entity for U.S. Federal income tax purposes, and the equity interests in which are owned entirely by the Company, another Liberian corporation or a disregarded entity owned by the Company; and
(c)three Ecuadorean corporations (the “Ecuador Subsidiaries”), each of which owns and operates only one or two ships, which are used only for Galapagos Islands cruises that are conducted entirely outside the United States.1

1 See Annex A hereto for a list of the Company and its subsidiaries that own or operate a ship or ships. Our opinion addresses only the U.S. Federal income tax treatment of those entities.
DMS_US.368194257.2

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(2)the common stock of the Company is the Company’s only outstanding class of stock, and there are currently more than 255 million common shares outstanding;2
(3)all outstanding shares of common stock of the Company are listed for trading on the New York Stock Exchange (the “NYSE”), and Company shares are not traded on any non-
U.S. securities market;
(4)trades of Company common stock are effected on the NYSE in other than de minimis quantities on at least 60 days during each year, and the aggregate number of such shares traded on the NYSE each year equals or exceeds 10% of the average number of shares of Company common stock outstanding during the year;
(5)the NYSE is a national securities exchange that is registered under section 6 of the Securities Act of 1934;
(6)based upon review of current Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission to identify 5% shareholders, more than 50% of the outstanding shares of Company common stock are (and have been for at least 183 days during the current year) owned by persons each of whom (a) owns less than 5% of such outstanding shares (treating as one person for this purpose any two or more persons who are related within the meaning of section 267(b) of the Internal Revenue Code of 1986, as amended (the “Code”))3 or
(b) is an investment company registered under the Investment Company Act of 1940, as amended; and no such shares (or any shares of a subsidiary of the Company) are in bearer form;
(7)the Company’s Articles of Incorporation precludes any person from acquiring more than 4.9% of the outstanding shares of Company’s common stock (treating as one person for this purpose any two or more persons who are related within the meaning of Code section 267(b)), except that this restriction does not apply to pre-existing 5% shareholders of the Company and to persons (or classes of persons) whom the Board of Directors, based on an IRS ruling or opinion of tax counsel, determines will not adversely affect the Company’s exemption for international shipping income under Code section 883; and
(8)the Company and each relevant subsidiary will comply with all applicable substantiation and reporting requirements set forth in Treasury Regulation §§1.883-1(c)(3), 1.883- 2(e) and (f), and 1.883-4(d).

2 The Company also has outstanding certain convertible senior notes issued in August 2022, which are properly treated as debt rather than equity for U.S. Federal income tax purposes. Moreover, the aggregate fair market value of those convertible senior notes has at all times been less than the market capitalization of the Company.
3 Code §267(b) describes a number of relationships between two or more persons, including members of the same family, a grantor and a fiduciary of a trust, a fiduciary and a beneficiary of a trust, and various other relationships between individuals and entities and between entities. Additional attribution rules applicable under Code §267(b) are set forth in Code §267(c).

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Discussion
Under Code section 883, certain foreign corporations are exempt from U.S. Federal income tax and branch profits tax on income derived from or incidental to the international operation of a ship or ships, including income from the leasing of such ships. Thus, Code section 883(a) provides, in relevant part, that such international shipping income “shall not be included in gross income” of such a corporation and “shall be exempt from taxation under this subtitle” – which is the subtitle regarding income taxes.
A foreign corporation will qualify for the benefits of section 883 if (1) the foreign country in which the foreign corporation is organized grants an equivalent exemption to corporations organized in the United States, and (2) (a) more than 50% of the value of the corporation’s capital stock is owned, directly or indirectly, by individuals who are residents of a foreign country or countries that grant such an equivalent exemption to corporations organized in the United States or (b) the stock of the corporation is “primarily and regularly traded on an established securities market” in the United States or another qualifying country.4 If the stock of a parent corporation meets the test of clause (2)(b), then any stock of a subsidiary that is owned directly or indirectly by the parent corporation is treated for purposes of clause (2)(a) as if it were owned by individual residents of the country of incorporation of the parent corporation.5
The Company and each direct and indirect wholly-owned Liberian corporate subsidiary that owns, charters or operates a ship or ships that generates U.S.-source international shipping income will meet the requirements of clause (1) above because Liberia is a country that grants an equivalent exemption for all relevant categories of international shipping income.6 The Company or a Liberian corporate subsidiary will be treated as the owner or operator of any ship owned or operated by the Disregarded Entities.7 Lastly, the vessels owned and operated by the Ecuador Subsidiaries do not visit U.S. ports, or otherwise operate in U.S. waters, so the Ecuador Subsidiaries will have no U.S.-source shipping income.8
With respect to the requirements of clause (2)(b) above, regulations and other guidance under Code section 883 set forth the tests applicable to determine whether a corporation’s

4 Code §§883(a)(1), (c)(1), (c)(3)(A).
5 Code §883(c)(3)(B).
6 Rev. Rul. 2008-17, 2008-1 C.B. 626; see Exchange of Notes between Liberia Ministry of Foreign Affairs, dated Oct. 7, 1987, and U.S. Embassy, Monrovia, Liberia, dated Oct. 23, 1987, reprinted at 1988-1 C.B. 463; Exchange of Notes between Liberia Ministry of Foreign Affairs, dated Dec. 9, 2004, and U.S. Embassy, Monrovia, Liberia, dated June 4, 2005.
7 Moreover, the Cyprus company would meet the requirements of clause (1) even if it were classified as a corporation for U.S. Federal income tax purposes, because Cyprus is a country that grants an equivalent exemption for all relevant categories of international shipping income. Rev. Rul. 2008-17, 2008-1 C.B. 626; see Exchange of Notes between U.S. Embassy, Nicosia, Cyprus, dated June 21, 1988, and Ministry of Foreign Affairs of the Republic of Cyprus, Nicosia, Cyprus, dated July 8, 1988, reprinted at 1989-2 C.B. 332.
8 Code §863(c). An Ecuador corporation may also qualify for the equivalent exemption. According to Rev. Rul. 2008-17, the internal tax law of Ecuador provides an equivalent exemption for international shipping income, based on the IRS’s review of Ecuador tax law as of December 1989. Thus, unless that aspect of Ecuador tax law has changed in the interim, the Ecuador Subsidiaries would be eligible for the benefits of §883 were they to have any U.S-source international shipping income.

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shares of stock should be considered “primarily and regularly traded on an established securities market” in the United States or another qualifying country. One or more classes of stock of the corporation that, in the aggregate, represent more than 50% of the vote and value of the stock of the corporation must be listed on such a market and must meet the applicable tests for being “primarily and regularly traded” on such market.9
The Company’s common shares are traded on an established securities market in the United States. The NYSE constitutes an established securities market for purposes of section 883 because it is a “national securities exchange that is registered under section 6 of the Securities Act of 1934.”10 The Company’s common stock is its only class of outstanding equity as a legal and Federal tax matter.11
The Company’s shares are considered “primarily” traded on an established securities market in the United States, because they are traded on the NYSE and are not traded on any securities market in any other country.12
Stock will generally be considered “regularly traded” on a securities market if trades in more than de minimis quantities occur on the market on at least sixty days of the year, and the annual trading volume on the market equals or exceeds 10% of the outstanding shares.13 The Company’s shares meet this test with respect to the NYSE.
If, for at least half the number of days in the year, 50% or more of a corporation’s outstanding shares are owned by 5% or greater shareholders other than registered investment companies (a “closely-held group”), the regulations under Code section 883 provide that the shares generally will fail to be treated as “regularly traded” unless the corporation can identify sufficient qualified direct or indirect shareholders within the closely-held group as to reduce to 50% or less the aggregate shares owned by the closely-held group that are not owned, directly or indirectly, by qualified shareholders.14 To demonstrate that the corporation is not closely-held for this purpose, a foreign corporation whose stock is traded on an established securities market in the United States may rely on current Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission to identify its 5% shareholders, without having to make any independent investigation.15 Based on such SEC filings, less than 50% of the Company’s outstanding shares are (or have been) owned by 5% or greater shareholders, so the Company is not disqualified by reason of the closely-held exception. The restriction in the Company’s certificate of incorporation described in paragraph (8) above is designed to ensure that this will continue to be the case.

9 Treas. Reg. §1.883-2(d)(1)(i).
10 Treas. Reg. §1.883-2(b)(1)(ii).
11 Moreover, even if the outstanding senior convertible notes were to be treated as equity, the common stock would still constitute more than 50% of the vote and value of the stock of the Company, so that the trading of the common stock suffices for purposes of the “regularly traded” test.
12 Treas. Reg. §1.883-2(c).
13 Treas. Reg. §1.883-2(d)(1)(ii).
14 Treas. Reg. §1.883-2(d)(3).
15 Treas. Reg. §1.883-4(d)(3)(viii).

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So long as the Company meets the requirements of clause (2)(b) above, then each corporate subsidiary in which the Company owns, directly or indirectly, more than 50% of the value of the stock, and that meets the requirements of clause (1) above, will be treated as meeting the requirements of clause (2)(a) above because that subsidiary will be deemed to be majority- owned by residents of Liberia, which is the country of incorporation of the Company.
As noted above, section 883(a) provides that the international shipping income of a qualified foreign corporation “shall not be included in gross income” and “shall be exempt from taxation under this subtitle.” Section 883 is contained in subtitle A of the Code, which is entitled “INCOME TAXES” and encompasses Code sections 1 through 1563. Thus, the plain language of section 883 provides that no tax imposed by any of those sections should apply to international shipping income that is covered by section 883.
Conclusion
Based upon, and subject to the factual representations and assumptions described above, and the legal authorities and limitations set forth below, we are of the opinion that under current law the income derived from a U.S. trade or business and/or from sources within the United States by the Company, and by its subsidiaries that own or operate a ship or ships, is excluded from gross income and exempt from taxation for U.S. Federal income tax purposes pursuant to Code section 883 to the extent derived from or incidental to the international operation of a ship or ships.
*    *    *    *    *
This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of our opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations under it, and current administrative positions and other authorities. Those laws, regulations, administrative positions and other authorities are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal tax laws and the interpretation thereof can have retroactive effect. We give no view as to the tax implications for any person or entity other than the Company and its subsidiaries. Notwithstanding that we practice in various states and other jurisdictions, our opinion is based solely on U.S. Federal tax law.

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This opinion is being delivered to you in connection with your preparation of the above-referenced report on Form 10-K and may be relied upon only by you. We hereby consent to the filing of a copy of this opinion as an exhibit to the Form 10-K and to the reference to this opinion in the Form 10-K under the heading “Item 1. Business – Taxation of the Company – U.S. Income Taxation – Application of Section 883 of the Internal Revenue Code.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

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Annex A

Schedule of Ship Operating and Ship Owning Entities
(a)Liberian Corporations
Royal Caribbean Cruises Ltd. Celebrity Cruises Inc.
Grandeur of the Seas Inc. Rhapsody of the Seas Inc. Enchantment of the Seas Inc. Vision of the Seas Inc.
Voyager of the Seas Inc. Explorer of the Seas Inc. Radiance of the Seas Inc. Adventure of the Seas Inc. Jewel of the Seas Inc.
Navigator of the Seas Inc. Serenade of the Seas Inc. Mariner of the Seas Inc.
Liberty of the Seas Inc. Freedom of the Seas Inc.
Brilliance of the Seas Shipping Inc. Independence of the Seas Inc.
Allure of the Seas Inc. Odyssey of the Seas Inc. Oasis of the Seas Inc.
Quantum of the Seas Inc. Harmony of the Seas Inc. Anthem of the Seas Inc. Symphony of the Seas Inc. Ovation of the Seas Inc.
Spectrum of the Seas Inc. Constellation Inc.
Infinity Inc. Millennium Inc. Summit Inc.
Celebrity Solstice Inc. Celebrity Eclipse Inc. Celerity Equinox Inc. Celebrity Silhouette Inc. Celebrity Reflection Inc. Celebrity Edge Inc.
Celebrity Apex Inc. Silversea Cruises Ltd.
Silver Cloud Shipping Co. Ltd. Silver Wind Shipping Ltd.
Silver Shadow Shipping Co. Ltd. Silver Spirit Shipping Co. Ltd.
Silver Whisper Shipping Co. Ltd. Silver Muse Shipping Co. Ltd.

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Silversea New Build Seven Ltd. Silversea New Build Eight Ltd. Silver Endeavor Shipping Co. Ltd.

(b)Disregarded Entities

RCL Cruises Ltd.
RCL Cruises (Cyprus) Limited Wonder of the Seas LLC
Icon of the Seas LLC Utopia of the Seas LLC Celebrity Beyond LLC Celebrity Ascent LLC
Silver Nova Shipping Co. LLC Silver Ray Shipping Co. LLC

(c)Ecuador Subsidiaries

Islas Galapagos Turismo y Vapores CA Oceanadventures S.A.
Canodros CL